Exhibit 3.8

October 1, 2020

OFFICER’S CERTIFICATE OF CORPORATE RESOLUTION

I, Patricia Izabel Kovacevic, officer of Andina Gold Corp (formerly Redwood Green Corp), a Nevada corporation, do hereby certify that on April 28, 2020 all of the Directors of the corporation signed and consented to the adoption of the following resolutions:

WHEREAS, the Directors have been presented with the proposal to grant signing and authority to conduct business to Michael Saxon, Philip Blair Mullin and Patricia Kovacevic as officers of the Company,

IT WAS RESOLVED on April 28, 2020 that the grant of signing authority to conduct business on behalf of the Company be, and thereby was, granted to Michael Saxon, Philip Blair Mullin and Patricia Kovacevic as officers of the Company, and any of them acting singly, and RESOLVED further, that the officers of the Company are hereby authorized and instructed to take whatever steps necessary to effectuate the above described resolutions.

I further certify that the document attached as Exhibit 1 hereto is a true and accurate copy of the action of the Board of Directors by unanimous consent in writing referenced herein.

I further certify that the foregoing resolutions are in full force without rescission, modification or amendment.

One exhibit attached.

________________________

Signed by Patricia I. Kovacevic

Commonwealth of Pennsylvania

County of

Signed before me on October 1, 2020 by Patricia Izabel Kovacevic

Signature of notarial officer

Stamp

Title of office

My commission expires:

Exhibit 1 – Board Consent Without Meeting Dated April 28, 2020